INDEPENDENT AUDITORS’ CONSENT

We consent to the use in the Registration Statement of Language Enterprises Corp. on Form SB-2 of our Report of Independent Registered Public Accounting Firm, dated August 18, 2006, on the balance sheet of Language Enterprises Corp. as at July 31, 2006, and the related statements of operations, comprehensive loss, stockholders’ equity, and cash flows for the period from inception, October 25, 2005, to August 31, 2006.

In addition, we consent to the reference to us under the heading “Experts and Legal Counsel” in the Registration Statement.

Vancouver, Canada	“Morgan & Company”

September 11, 2006	Chartered Accountants

Tel: (604) 687-5841	P.O. Box 10007 Pacific Centre
Fax: (604) 687-0075	Sute 1488 - 700 West Georgia Street
www.morgan-cas.com	Vancouver, B.C. V7Y 1A1